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Exhibit 15

        [Letterhead of PricewaterhouseCoopers LLP]

December 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 9, 2004 on our review of interim financial information of Protective Life Corporation and its subsidiaries (the "Company") for the three and nine month periods ended September 30, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in the Company's registration statement on Form S-3 dated December 30, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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  Exhibit 15